NEWS RELEASE

FOR IMMEDIATE RELEASE

COACHMEN INDUSTRIES, INC. COMPLETES SALE OF RV GROUP ASSETS

Middlebury, Ind., Dec. 29, 2008 – On December 26th, Coachmen closed on the sale of nearly all of the assets of the Recreation Vehicle business to Forest River, Inc. announced Rick Lavers CEO of Coachmen. The sale had been overwhelmingly approved by the Shareholders the previous week.

“While the housing markets remain under intense pressure Coachmen Industries, Inc. has substantially strengthened the financial stability of our Company with the completion of the sale of our RV group.  Our Company is restructured as a systems-built housing company with a growing specialty vehicle business.  Our headquarters will remain in Elkhart County.” concluded Lavers.

Coachmen Industries, Inc. is one of America's leading systems-built homes and commercial buildings, with prominent subsidiaries in each industry. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, increased interest rates, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, price volatility of raw materials used in production,  availability of appropriate chassis for it’s bus operations, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations,  legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consumer confidence, uncertainties of matters in litigation, current litigation relating to the Company's use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company's SEC filings.

For more information:

Thomas Gehl	- or -	Colleen Zuhl
Secretary and Director of Investor Relations		Chief Financial Officer
574-825-8776

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